KTI Response to Casella Waste Systems Statement

     GUTTENBERG, N.J., April 14, 1999 -- KTI, Inc. (Nasdaq: KTIE) announced that today it had received a notice from Casella Waste Systems, Inc. stating its "intention to terminate the Merger Agreement... on account of the breach by KTI, Inc. as of the date of the Agreement" of certain representations contained in the merger agreement between the two companies. The notice alleged breaches of, among other things, representations and warranties on financial statements, contingent liabilities, financial condition, operations and properties and environmental compliance and said that KTI had 30 days to cure such breaches or Casella intended to terminate the merger agreement. While KTI is studying the notice, based upon its initial review it does not believe that there has been any breach of the merger agreement. KTI intends to work with Casella during the 30 day period to try and resolve any concerns Casella may have. If KTI is unable to resolve such Casella concerns, it intends to pursue its remedies under the merger agreement. There can be no assurance that the merger of KTI and Casella will occur or on what terms it will occur.

     For further information, contact Marty Sergi at KTI, Inc., (201) 854-777 or Frank N. Hawkins, Jr. or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts and other information for investors may be found on the website http://www.hawkassociates.com.

     This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from expected results included in these statements.